UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2025

The Cannaisseur Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-56664	86-1907561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Ponce De Leon Ave
Suite 300
Atlanta, GA 30308

(Address of principal executive offices) (Zip Code)

(678) 626-0555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	TCRG	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2025, Valarie Grant resigned from her position as Corporate Secretary of The Cannaisseur Group, Inc. (the “Company”), effective immediately. Ms. Grant’s resignation was submitted prior to her formal receipt of written notice placing her on unpaid administrative leave, as authorized by the Board of Directors at an emergency meeting held on May 1, 2025.

The administrative leave was instituted pending an internal review of matters concerning Ms. Grant’s conduct in her capacity as Corporate Secretary, including potential breaches of fiduciary duty, unauthorized communications, and prior violations of directives issued by the Board of Directors.

The Board of Directors convened again on May 2, 2025, to formally accept Ms. Grant’s resignation and ratify related administrative actions. The Company has revoked Ms. Grant’s access to Company systems and data, in accordance with standard protocol and internal security procedures.

At this time, the Company does not intend to immediately appoint a successor Corporate Secretary. The responsibilities of the Corporate Secretary will be temporarily assumed by the Transition Team during this interim period.

Copies of the resolutions adopted by the Board of Directors on May 1 and May 2, 2025 are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

On April 30, 2025, The Cannaisseur Group, Inc. (the “Company”) issued a press release announcing the formation of a Transition Team in connection with the Company’s previously announced Letter of Intent dated April 4, 2025. The press release also referenced an upcoming shareholder meeting on May 13, 2025.

The Company clarifies that the May 13, 2025 meeting is informational only. No shareholder votes will be solicited or conducted at this meeting. The purpose of the meeting is to update shareholders on the status of the pending strategic transaction and related corporate developments.

The Company intends to file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission. Upon clearance of the definitive proxy, shareholders will receive materials and instructions regarding how to vote on the proposed transaction and any related matters.

A copy of the April 30, 2025 press release is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

Item 8.01 Other Events

As announced in the April 30, 2025 press release, the Company has formed a Transition Team to support the execution of the Company’s strategic transaction as outlined in the previously disclosed Letter of Intent dated April 4, 2025. The proposed transaction contemplates the acquisition of approximately $35 million in agricultural technology and sensor-based security and networking assets.

The Transition Team will assist with the evaluation and integration of the anticipated assets, development of operational infrastructure, support for leadership transition, and coordination of investor relations initiatives. This is a key step toward entering into a definitive agreement and repositioning the Company as a revenue-generating, asset-backed platform focused on agricultural innovation and sensor-based technology.

As part of these efforts, the Company will hold an informational shareholder meeting on Tuesday, May 13, 2025 at 1:30 p.m. Eastern Time, to provide shareholders with a comprehensive update on the transaction and the Company’s forward strategy. Shareholder voting will not occur at this meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Board of Directors Resolution dated May 1, 2025
99.2	Board of Directors Resolution dated May 2, 2025
99.3	Press Release dated April 30, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

THE CANNAISSEUR GROUP, INC.
Date: May 5, 2025
	By:	/s/ Floretta Gogo
	Name:	Floretta Gogo
	Title:	Chief Executive Officer

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